Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2018 Results Above Guidance and

Increases Full Year 2018 Sales and Adjusted EPS Outlook

o	On a GAAP basis, total sales rose 12.8%, net income increased 58%, and EPS increased 64%
o	On a Non-GAAP basis,
-	Comparable store sales increased 4.8% on a shifted basis
-	Adjusted EBITDA margin increased 70 basis points
-	Adjusted EPS rose 59% to $1.26
o	Increasing outlook for FY18 Adjusted EPS to $5.90 - $6.00, up from $5.73-$5.83

BURLINGTON, New Jersey; May 31, 2018 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its first quarter results for the thirteen weeks ended May 5, 2018, which compare to the thirteen weeks ended April 29, 2017.

Tom Kingsbury, CEO, stated, “We are very pleased to kick off Fiscal 2018 with strong first quarter results, driven by a 4.8% comparable store sales increase. Our overall 12.8% sales growth, along with our 70 basis point Adjusted EBITDA margin improvement, enabled the Company to drive a 59% increase in Adjusted EPS in the first quarter, well ahead of our guidance. I would like to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2018 First Quarter Operating Results:

•

Total sales for the 13 week period ended May 5, 2018 increased 12.8% over the 13 week period ended April 29, 2017 to $1,518 million. New and non-comparable stores contributed an incremental $82 million in sales during the quarter. Accounting for the calendar shift from the 53rd week in Fiscal 2017, comparable store sales increased 4.8% for the 13 weeks ended May 5, 2018 compared to the 13 weeks ended May 6, 2017.

•

Gross margin expanded by approximately 35 basis points over last year’s levels to 41.2% driven primarily by increased merchandise margin, which was slightly offset by higher freight costs. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were approximately 5 basis points higher as a percentage of sales versus the Fiscal 2017 first quarter.

•

SG&A, less product sourcing costs, as a percentage of sales was 26.1%, representing an approximately 45 basis point improvement compared with the Fiscal 2017 first quarter. This improvement was driven by leverage in store occupancy and other store related costs as a result of the strong comparable store sales increase during the quarter.

•

The effective tax rate improved 1,300 basis points to 17.4%, driven by the impact of the Tax Cuts and Jobs Act, enacted in December 2017 (“2017 Tax Reform”), and the accounting for stock based compensation.

•

Net income increased 58% over the prior year period to $83 million, or $1.20 per share vs. $0.73 last year, and Adjusted Net Income increased 54% to $87 million, or $1.26 per share, vs. $0.79 last year.

These improvements were driven primarily by top line growth, expense leverage, share repurchases since the end of the first quarter last year, and lower tax rates.

•

Fully diluted shares outstanding amounted to 69.0 million at the end of the quarter compared with 71.5 million at the end of last year’s first quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below. Since the end of the first quarter of Fiscal 2017, and through the end of the first quarter of Fiscal 2018, the Company has repurchased approximately 3 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA increased 21%, or $28 million above the prior year period, to $165 million. The 70 basis point expansion in Adjusted EBITDA as a percentage of sales was primarily driven by expense leverage and gross margin expansion. Adjusted EBIT increased 26%, or $25 million above the prior year period, to $120 million. The 85 basis point expansion in Adjusted EBIT as a percentage of sales was primarily driven by the same factors driving Adjusted EBITDA margin expansion.

Inventory

•

Merchandise inventories were $787 million vs. $726 million last year. The increase was primarily due to inventory related to 51 net new stores opened since the end of the first quarter of Fiscal 2017, and an increase in pack and hold inventory, which was 27% of total inventory at the end of the first quarter of Fiscal 2018 compared to 26% at the end of the first quarter of Fiscal 2017. Comparable store inventory turnover improved 12%, and comparable store inventory was down 7% at the end of the first quarter of Fiscal 2018.

Share Repurchase Activity

•

During the first quarter, the Company invested $64 million of cash to repurchase 488,468 shares of its common stock. As of the end of the first quarter, the Company had $153 million remaining on its current share repurchase authorization.

Full Year Fiscal 2018 and Second Quarter 2018 Outlook

For the full Fiscal Year 2018 (the 52-weeks ending February 2, 2019), the Company now expects:

•

Total sales to increase in the range of 9.7% to 10.5%, excluding the 53rd week impact in 2017; this assumes shifted comparable store sales to increase in the range of 2% to 3% for the balance of Fiscal 2018, resulting in a full year shifted comparable store sales increase of 2.6% to 3.4% on top of the 3.4% increase during Fiscal 2017;

•	Adjusted EBITDA margin to increase 30 to 40 basis points;
•	Depreciation and amortization, exclusive of favorable lease amortization, to be approximately $200 million;
•	Adjusted EBIT margin to increase 20 to 30 basis points;
•	Interest expense of approximately $60 million;
•	An effective tax rate of 22% to 23%;

•	To open 35 to 40 net new stores, and invest Net Capital Expenditures of approximately $250 million;
•	Adjusted EPS in the range of $5.90 to $6.00, utilizing a fully diluted share count of approximately 68.9 million. This guidance compares to the previous outlook for Adjusted EPS of $5.73-$5.83; and
•

Adjusted EPS, excluding the estimated impact of 2017 Tax Reform and the accounting for stock based compensation, to be in the range of $4.82 to $4.92 as compared with the comparable 52 week Adjusted EPS of $4.14 in Fiscal 2017. This represents growth of 16% to 19%.

For the second quarter of Fiscal 2018 (the 13 weeks ending August 4, 2018), the Company expects:

•	Total sales to increase in the range of 8% to 9%;
•

Shifted comparable store sales for the 13 weeks ended August 4, 2018 compared to the 13 weeks ended August 5, 2017 to increase in the range of 2% to 3% on top of a 3.5% increase during the second quarter of Fiscal 2017; and

•	Adjusted EPS in the range of $0.91 to $0.95, which assumes a fully diluted share count of approximately 68.8 million shares, as compared to $0.72 last year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note regarding Non-GAAP financial measures

The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS) and Adjusted EBIT. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter 2018 Conference Call

The Company will hold a conference call on Thursday May 31, 2018 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter results. The U.S. toll free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on May 31, 2018 through June 14, 2018. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 7990946. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2017 revenue of $6.1 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 647 stores as of the end of the first quarter of Fiscal 2018, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, 2017 Tax Reform and pending interpretations related thereto, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 5,	April 29,
	2018	2017
REVENUES:
Net sales	$1,518,446	$1,346,546
Other revenue	6,262	5,673
Total revenue	1,524,708	1,352,219
COSTS AND EXPENSES:
Cost of sales	892,682	796,396
Selling, general and administrative expenses	468,348	420,856
Stock option modification expense	—	63
Depreciation and amortization	50,509	48,012
Other income - net	(1,351)	(1,906)
Interest expense	14,521	13,514
Total costs and expenses	1,424,709	1,276,935
Income before income tax expense	99,999	75,284
Income tax expense	17,411	22,916
Net income	$82,588	$52,368

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	May 5,	February 3,	April 29,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$83,008	$133,286	$29,588
Restricted cash and cash equivalents	21,882	27,800	27,800
Accounts receivable—net	82,758	71,649	52,980
Merchandise inventories	786,559	752,562	725,537
Prepaid and other current assets	126,694	115,136	78,819
Total current assets	1,100,901	1,100,433	914,724
Property and equipment—net	1,148,257	1,134,772	1,055,171
Goodwill and intangible assets—net	468,669	474,011	492,214
Deferred tax assets	6,724	6,952	7,678
Other assets	100,895	96,661	89,071
Total assets	$2,825,446	$2,812,829	$2,558,858

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$726,635	$736,252	$608,919
Other current liabilities	351,974	370,215	336,705
Current maturities of long term debt	13,040	13,164	1,696
Total current liabilities	1,091,649	1,119,631	947,320
Long term debt	1,122,552	1,113,808	1,152,186
Other liabilities	318,367	313,130	287,760
Deferred tax liabilities	181,607	179,486	212,500
Stockholders' equity (deficit)	111,271	86,774	(40,908)
Total liabilities and stockholders' equity (deficit)	$2,825,446	$2,812,829	$2,558,858

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 5,	April 29,
	2018	2017
OPERATING ACTIVITIES
Net income	$82,588	$52,368
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	50,509	48,012
Deferred income taxes	1,721	4,600
Non-cash stock compensation expense	7,023	5,083
Non-cash rent	(6,203)	(6,749)
Deferred rent incentives	8,709	5,024
Changes in assets and liabilities:
Accounts receivable	(10,377)	(10,308)
Merchandise inventories	(33,997)	(23,646)
Accounts payable	(12,716)	(32,431)
Other current assets and liabilities	(29,670)	(16,409)
Long term assets and liabilities	738	541
Other operating activities	1,885	2,499
Net cash provided by operating activities	60,210	28,584
INVESTING ACTIVITIES
Cash paid for property and equipment	(60,382)	(52,913)
Other investing activities	2,440	140
Net cash (used in) investing activities	(57,942)	(52,773)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	238,800	268,300
Principal payments on long term debt—ABL Line of Credit	(227,000)	(245,100)
Principal payments on long term debt—Term Loan Facility	(2,793)	—
Purchase of treasury shares	(70,254)	(50,536)
Other financing activities	2,783	(484)
Net cash (used in) financing activities	(58,464)	(27,820)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(56,196)	(52,009)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	161,086	109,397
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$104,890	$57,388

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted EBIT

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted EBIT, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease amortization, (ii) costs related to debt amendments, (iii) stock option modification expense, (iv) loss on extinguishment of debt, (v) impairment charges and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) net interest expense, (ii) loss on the extinguishment of debt, (iii) costs related to debt amendments, (iv) stock option modification expense, (v) depreciation and amortization, (vi) impairment charges, (vii) income tax expense and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) net interest expense, (ii) net favorable lease amortization, (iii) loss on the extinguishment of debt, (iv) costs related to debt amendments, (v) stock option modification expense, (vi) impairment charges, (vii) income tax expense and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted EBIT, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	May 5,	April 29,
	2018	2017
Reconciliation of net income to Adjusted Net Income:
Net income	$82,588	$52,368
Net favorable lease amortization (a)	5,325	6,009
Stock option modification expense (b)	—	63
Tax effect (c)	(927)	(1,848)
Adjusted Net Income	$86,986	$56,592
Fully diluted weighted average shares outstanding (d)	68,970	71,505
Adjusted Earnings per Share	$1.26	$0.79

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 5,	April 29,
	2018	2017
Reconciliation of net income to Adjusted EBITDA:
Net income	$82,588	$52,368
Interest expense	14,521	13,514
Interest income	(80)	(35)
Stock option modification expense (b)	—	63
Depreciation and amortization	50,509	48,012
Income tax expense	17,411	22,916
Adjusted EBITDA	$164,949	$136,838

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 5,	April 29,
	2018	2017
Reconciliation of net income to Adjusted EBIT:
Net income	$82,588	$52,368
Interest expense	14,521	13,514
Interest income	(80)	(35)
Net favorable lease amortization (a)	5,325	6,009
Stock option modification expense (b)	—	63
Income tax expense	17,411	22,916
Adjusted EBIT	$119,765	$94,835

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents expenses incurred as a result of our May 2013 stock option modification, which became fully vested during Fiscal 2017.
(c)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) and (b).
(d)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.